Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: ir@gipreit.com

GENERATION INCOME PROPERTIES
APPOINTS ALLISON DAVIES AS CHIEF FINANCIAL OFFICER

Tampa, FL, January 25, 2022 - Generation Income Properties (NASDAQ: GIPR), a real estate investment company that acquires and owns single-tenant retail, office, and industrial net-leased properties, announced today that it has appointed Allison Davies as its Chief Financial Officer effective February 28, 2022. Ms. Davies joins GIPR from Regency Centers (NASDAQ: REG), where she spent the last fifteen years positioning herself as a strong organizational leader with expertise in accounting and corporate finance in the public REIT space. In her most recent role with Regency, she led a team of approximately 65 employees and worked closely with the capital markets, underwriting, and acquisitions/dispositions teams. As CFO for GIPR, Ms. Davies will lead the accounting, corporate finance, and capital markets functions. She will work in concert with GIPR’s executive management team and Board of Directors to establish GIPR as a best-in-class real estate investment trust (REIT).

David Sobelman, GIPR's President and CEO, commented, "We are thrilled to welcome Allison to the GIPR team! In addition to her technical expertise within REIT accounting, Allison embodies our core company values. Regency Centers has the reputation of having an exceptional REIT accounting and finance team, as well as an inclusive corporate culture, and we are eager to have her contributions help mold the future of GIPR."

Prior to Regency Centers, Ms. Davies was with KPMG in its audit group where her clients entailed both real estate and operating companies. She is currently the Treasurer of the North Florida Chapter of the Urban Land Institute (“ULI”) and has previously participated and led ULI’s Women’s Leadership Initiative. Ms. Davies holds a Bachelor of Business Administration and Master of Accountancy degrees from the University of Tennessee and is a Certified Public Accountant (CPA) licensed in the state of Florida.

Commenting on her new appointment, Ms. Davies stated, "I will forever cherish the experience and growth opportunities Regency Centers has given me, as well as the many strong relationships I have built over the past 15 years. After meeting the extraordinary GIPR team and Board of Directors and learning what they have already accomplished, I am excited to contribute to GIPR's trajectory."

Ms. Davies’ full bio can be found on the Company’s website at www.gipreit.com.

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate corporation formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities. The Company intends to elect to be taxed as a real estate investment trust. Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

1 | GENERATION INCOME PROPERTIES | 401 E Jackson St, Suite 3300, Tampa, FL 33602 | (813) 448-1234

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements" that are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

2 | GENERATION INCOME PROPERTIES